Exhibit 10.5

October 4, 2019

Jeffrey Smith

6804 Executive Court

Midland, Texas 79707

Dear Jeff:

This letter memorializes the understanding between you and ProPetro Holding Corp. (the “Company”) regarding your role and responsibilities at the Company beginning October 3, 2019 (the “Effective Date”).  As you are aware, you will, as of the Effective Date, transition from serving as the Company’s Chief Financial Officer to serving as the Company’s Chief Administrative Officer, with responsibilities, duties and authority to oversee and manage the following administrative functions, which may include: human resources, information technology, centralized procurement, risk management, and other functions as designated by the board of directors of the Company, from time to time (the “Board”).  You will continue to report to the Chief Executive Officer of the Company in this new role, and your direct reports will be designated by the Board, from time to time.  Following the Effective Date, you will receive an annualized base salary of $425,000 (your “Annual Base Salary”).  Beginning in 2020, you will be eligible to earn an annual cash bonus with a target value of 65% of your Annual Base Salary.  Your annual cash bonus opportunity for 2019 will take into account your position, duties and compensation prior to and following the Effective Date.  As is currently the case, the amount of the annual cash bonus actually paid to you for any given calendar year remains subject to the terms and conditions of the ProPetro Holding Corp. Senior Executive Incentive Bonus Plan, as in effect from time to time and the attainment of the applicable performance targets, as determined in the sole discretion of the compensation committee (the “Compensation Committee”) of the Board.  In addition, the value and terms and conditions of any future awards granted to you under the ProPetro Holding Corp. 2017 Incentive Award Plan will continue to be determined by the Compensation Committee in its sole discretion but the target value of such awards may differ from prior years to reflect the changes in your role and responsibilities as described above.

As you know, you and the Company are parties to that certain Employment Agreement, entered into as of April 17, 2013 (as amended, the “Employment Agreement”).  This letter shall be deemed to amend your Employment Agreement, effective as of the Effective Date, to the extent any provision of your Employment Agreement is inconsistent with this letter.  All other provisions of the Employment Agreement shall remain in full force and effect.  In signing below, you hereby explicitly consent to the changes described in this letter, and in return for your continued employment as described above, you hereby waive any and all rights you may have to terminate your employment with the Company or its Affiliates (as such term is defined in the Employment Agreement) for Good Reason (or similar or related definitions) as a result of these changes (including any right to receive any payments or benefits pursuant to the Employment Agreement or any other plan, program, or agreement sponsored or maintained by the Company or any of its Affiliates (collectively, the “Company Plans”) as a result of these changes).  For the avoidance of doubt, execution of this letter will not be deemed to constitute a (i) consent to any future modification to your responsibilities, duties or compensation that are not described in this letter (such modifications, if any, the “Future Modifications”) or (ii) waiver of your right, if any, to terminate your employment with the Company or its Affiliates for Good Reason pursuant to the terms of your Employment Agreement or any other Company Plan as a result of any Future Modifications.

You further acknowledge that nothing in this letter shall be construed in any way to limit the right of the Company to terminate your employment, with or without cause, or for you to terminate your employment with the Company, with or without reason, nor shall this letter limit the rights of the stockholders of the Company under the Company’s Bylaws.

Please indicate your agreement with the foregoing by signing and dating below and returning an executed copy of this letter to me.

[Signature Page to Follow]

PROPETRO HOLDING CORP.

By:	/s/ Phillip Gobe
Name: Phillip Gobe
Title: Executive Chairman

AGREED AND ACKNOWLEDGED:

/s/ Jeffrey Smith
Jeffrey Smith
Date:	October 7, 2019

SIGNATURE PAGE TO

LETTER AGREEMENT WITH JEFFREY SMITH